Exhibit 99.1

GOLDEN PHOENIX INITIATES FORMATION OF OPERATING COMPANY WITH WIN-ELDRICH TO LAUNCH MOLYBDENUM PRODUCTION AT ASHDOWN MINE

SPARKS, NV, August 30, 2006 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM - News) is pleased to announce that it has initiated a plan with joint venture partner, Win-Eldrich Mines, Ltd., (TSXV-WEX), Toronto, Canada, to create a limited liability company (LLC) that will manage and operate the Nevada-based Ashdown molybdenum mining project on behalf of the partners.

The plan was formalized in a Letter Agreement dated August 29, 2006, stipulating the creation of an LLC in which Golden Phoenix will hold a 60% interest and Win-Eldrich will hold a 40% interest. The Letter Agreement defines the steps to be taken over the next five weeks to reconcile the Golden Phoenix ear-in expenditures and complete transfer to the LLC of each partner’s project assets, including the underlying mineral rights, the fully-operative mill facility and preexisting contracts.

In the interim, Win-Eldrich will transfer $550,000 to Golden Phoenix by August 31, 2006 in payment of Win-Eldrich’s estimated partnership contribution for expenditures incurred at Ashdown during the current quarter. Win-Eldrich will also release to Golden Phoenix 60% of the net proceeds derived from the processing and sale of stockpiled molybdenite ore, which was accomplished under Win-Eldrich’s direction in 2005. All payments are subject to adjustments following financial audits reviews by each partner, scheduled for completion no later than September 30, 2006.

The LLC will be a Nevada-based company governed by a five-person board selected in proportion to the 60/40 ownership interests. Golden Phoenix will appoint an independent industry professional to fill one of its three board positions. Continuity of day-to-day management will be maintained during the interim period by Golden Phoenix under contract to the LLC. VP Operations Don Prahl and Mine Manager Earl Harrison will continue to lead on-site operation of the mine and mill.

David A. Caldwell, President of Golden Phoenix, commented, “This LLC structure will promote tightened communication, faster response times, and an efficient partnership forum by which to guide the growth and direction of the Ashdown mine. As the market price for moly oxide strengthens, the LLC will expedite the start of concentrate production, complete access to the bonanza grades in the South Zone, and aggressively pursue expansion of the overall resource.”

Golden Phoenix Minerals, Inc. is a Nevada-based mining company committed to deliver value to its shareholders by acquiring, developing and mining superior precious and strategic metal deposits in North America using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix owns the Mineral Ridge gold and silver property near Silver Peak, Nevada, the Northern Champion molybdenum mine in Ontario, Canada, and is manager/operator and 60% owner and partner of the Ashdown gold and molybdenum property in Humboldt County, Nevada.

Visit the Golden Phoenix Web site at http://www.Golden-Phoenix.com/

Forward-Looking Statements. Certain statements included herein may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the Company's Form 10-KSB, Form 10-QSB and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of this date and the Company assumes no obligation to update such forward- looking statements as a result of a number of factors.

CONTACT:
Golden Phoenix Minerals, Inc.
Robert Martin
Executive Vice President for Strategic Development
775/853-4919

E & E Communications
Paul Knopick
949/707-5365
pknopick@eandecommunications.com

Source: Golden Phoenix Minerals, Inc.